EXHIBIT 99.(a)(1)(D)
Electronic Confirmation Of Receipt Of Election Form
     Your Election Form in connection with Concho Resources Inc.’s Offer to Amend Eligible Stock Options has been successfully submitted. Please save a copy for your records.
     If you have questions regarding the Election Form, please contact David W. Copeland at Concho Resources at (432) 683-7443.